Exhibit 4.1

Final Version

RIGHTS INCENTIVE PLAN

Effective June 21, 2001

(amended and restated effective January 1, 2011)

ENERPLUS CORPORATION

RIGHTS INCENTIVE PLAN

(Effective June 21, 2001 and amended and restated effective January 1, 2011)

1.                                      BACKGROUND AND PURPOSE OF PLAN

1.1                                 The Fund, as predecessor to the Corporation, adopted the “Trust Unit Rights Incentive Plan” effective June 21, 2001, as subsequently amended from time to time.  Effective January 1, 2011, pursuant to a plan of arrangement, the Fund converted from an income trust to a corporate structure and was effectively continued as the Corporation.  As a result of the plan of arrangement and such conversion, the Corporation desires to amend and restate this Plan as set forth herein.

1.2                                 The purpose of the Plan is to provide long term incentives to officers, employees, consultants and Service Providers involved in the management of the Corporation; to allow such persons to participate in the growth and development of the Corporation by providing them with the opportunity, through Rights to acquire Common Shares, to acquire an increased proprietary interest in the Corporation that will be aligned with the interests of the shareholders of the Corporation and to reward them on the basis of the long-term Common Share trading price performance and dividends paid by the Corporation, thereby reflecting the total return to holders of Common Shares.

2.                                      DEFINED TERMS AND INTERPRETATION

In the Plan, the following terms shall have the following meanings, respectively:

2.1                                 “Blackout Period” means the period during which the relevant Rights Holder is prohibited from exercising a Right due to trading restrictions imposed by the Corporation in accordance with its trading policies affecting trades by an Eligible Person;

2.2                                 “Board” means the board of directors of the Corporation, or, if established and duly authorized to act with respect to this Plan, any committee of the board of directors of the Corporation;

2.3                                 “Business Day” means any day, other than a Saturday or a Sunday, on which the Toronto Stock Exchange is open for trading;

2.4                                 “Common Shares” means the common shares of the Corporation or, in the event of an adjustment contemplated by Article 8, such other securities to which a Rights Holder may be entitled upon the exercise of a Right as a result of such adjustment; and where the context requires, prior to January 1, 2011 shall mean the trust units of the Fund;

2.5                                 “Corporation” means Enerplus Corporation or any successor corporation, and where the context requires means the Corporation and its subsidiaries (as defined in the Securities Act (Alberta)), or any one of them; and where the context requires, prior to January 1, 2011 shall mean the Fund as predecessor to the Corporation;

2.6                                 “Eligible Person” means any officer, employee, consultant or other Service Provider of the Corporation, provided that any consultant provides services on an ongoing basis throughout the term of the Right;

2.7                                 “Excess Dividend” means the amount of per Common Share dividend made by the Corporation in any calendar quarter which exceeds the Rate of Return; and prior to January 1, 2011 shall mean the amount of per trust unit distribution made by the Fund in any calendar quarter which exceeded the Rate of Return;

2.8                                 “Exchange” means, collectively, the Toronto Stock Exchange, the New York Stock Exchange and, where the context permits, any other exchange on which the Common Shares are or may be listed from time to time;

2.9                                 “Exercise Price” means the price per Common Share at which a Common Share may be purchased under the Right, as the same may be adjusted from time to time in accordance with Article 8 and Article 9;

2.10                           “Expiry Date” means the date designated by the Board at the time of grant on which the Right expires and is of no further force and effect, except in accordance with the provisions relating to a Blackout Period described in section 5.2;

2.11                           “Fund” means Enerplus Resources Fund as it existed prior to January 1, 2011;

2.12                           “Insider” means:

(i)            an insider of the Corporation, as defined under subsection 1(aa) of the Securities Act (Alberta); and

(ii)           an associate (as defined under subsection 1(c) of the Securities Act (Alberta)) of any person who is an insider by virtue of (i) above;

2.13                           “Market Price” at any date in respect of the Common Shares shall be the closing price of the Common Shares on the Toronto Stock Exchange (or if not then listed on the Toronto Stock Exchange, then any other Exchange) on the last Business Day preceding the date on which the Right is approved by the Board.

2.14                           “Original Exercise Price” means the original price per Common Share at which a Common Share may be purchased under the Right;

2.15                           “Plan” means this rights incentive plan, as amended from time to time;

2.16                           “Property, Plant and Equipment” means the line item described as Property, Plant and Equipment on the consolidated balance sheet of the Corporation from time to time;

2.17                           “Rate of Return” means 2.5% of the Property, Plant and Equipment or such other percentage of the Property, Plant and Equipment as may be determined by the Board from time to time;

2.18                           “Right” means a right to purchase a Common Share granted under the Plan;

2.19                           “Rights Holder” means an Eligible Person to whom a Right has been granted;

2.20                           “Security Based Compensation Arrangement” means any incentive plan, option, option plan, employee share purchase plan where the Corporation provides any financial assistance or matching mechanism, stock appreciation right or any other compensation or incentive mechanism, which in each case involves involving the issuance or potential issuance of securities from the Corporation’s treasury, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan guarantee or otherwise, but for greater certainty does not involve compensation arrangements which do not involve the issuance or potential issuance of securities from the Corporation’s treasury;

2.21                           “Service Provider” means a person or company engaged by the Corporation (as a consultant or otherwise) to provide services for an initial, renewable or extended period of 12 months or more, and such Service Provider provides services on an ongoing basis throughout the term of the Right;

2.22                           For the purposes of calculating: (i) the maximum number of issued and outstanding Common Shares that may be reserved for issuance at any time under the Plan pursuant to section 4.1; (ii) the maximum number of Common Shares that may be issued to any Rights Holder under the Plan pursuant to section 5.5; (iii) the maximum number of Common Shares that may be reserved for issuance to Insiders under the Plan pursuant to section 5.6; and (iv) the maximum number of Common Shares that may be issued to Insiders, or to any one Insider and/or their associates, in a one year period under the Plan pursuant to section 5.7; subject to the approval of the Toronto Stock Exchange, the number of issued and outstanding Common Shares (on a non-diluted basis) shall be calculated by taking into account the Common Shares issuable upon the exchange of any securities of a subsidiary of the Corporation that are exchangeable into Common Shares (or a fraction thereof) for no additional consideration, and which carry voting rights and rights to receive cash dividends or distributions or other payments from the Corporation or such subsidiary equivalent to the amount of cash dividends paid on the Common Shares, but for greater certainty such calculation shall not include convertible debt securities, purchase warrants or Rights outstanding under this Plan.

3.                                      ADMINISTRATION OF THE PLAN

3.1                                 The Plan shall be administered by the Board.

3.2                                 The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan, to:

(a)                                  establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b)                                 interpret and construe the Plan and to determine all questions arising out of the Plan and any Right granted pursuant to the Plan, and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes on the Corporation and the Rights Holder;

(c)                                  grant Rights;

(d)                                 determine which Eligible Persons are granted Rights;

(e)                                  determine the number of Common Shares issuable upon the exercise of each Right;

(f)                                    determine the Original Exercise Price and the Exercise Price from time to time and determine any minimum price for the issuance of Common Shares on the exercise of Rights, if applicable;

(g)                                 determine the Rate of Return;

(h)                                 determine the time or times when Rights will be granted and exercisable;

(i)                                     determine if the Common Shares that are subject to a Right will be subject to any restrictions upon the exercise of such Right; and

(j)                                     prescribe the form of documents relating to the grant, exercise and other terms of Rights.

4.                                      COMMON SHARES SUBJECT TO PLAN

4.1                                 Rights may be granted in respect of authorized and unissued Common Shares, provided that the aggregate number of Common Shares reserved for issuance under this Plan, subject to adjustment or increase of such number pursuant to the provisions of Article 8, shall not exceed 5,473,866.  No fractional Common Shares may be purchased or issued under the Plan.

5.                                      ELIGIBILITY, GRANT AND TERMS OF RIGHTS

5.1                                 Rights may be granted to Eligible Persons as the Board may determine.  The terms of the Plan and Rights granted hereunder to Eligible Persons subject to taxation under the United States Internal Revenue Code of 1986, as amended, shall be determined by taking into consideration the Special Appendix to the Plan setting forth special provisions applicable to such persons.

5.2                                 Subject to, and except as herein and as otherwise specifically provided for in this Plan, the number of Common Shares subject to each Right, the Original Exercise Price, the Expiry Date of each Right, the extent to which each Right vests and is exercisable from time to time during the term of the Right and other terms and conditions relating to each such Right shall be determined by the Board; provided, however, that each Right shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

(a)                                  the period during which a Right or a portion thereof shall be exercisable shall end at the end of the third calendar year following the year in which the Right or a portion of the Right (as applicable) has by its terms vested; and

(b)                                 the Original Exercise Price shall be deemed to be no less than the Market Price of the Common Shares on the date on which the Right is granted or conditionally granted by the Board;

provided, however, that if the Expiry Date of a Right occurs during a Blackout Period applicable to the relevant Rights Holder, or within 10 Business Days after the expiry of a Blackout Period applicable to the relevant Rights Holder, then the Expiry Date for the Right shall be the date that is the tenth Business Day after the Expiry Date of the Blackout Period (the “Blackout Expiry Date”).  The foregoing applies to all Rights outstanding under this Plan.  The Blackout Expiry Date for a Right may not be amended by the Board without the approval of the holders of Common Shares in accordance with section 10 of the Plan.

5.3                                 Unless the Board shall otherwise determine, no separate agreement between the Corporation and the Rights Holder shall be necessary to create and grant any Right, and the Board may, by resolution, create and grant Rights and stipulate such additional terms as are consistent with this Plan.

5.4                                 The Original Exercise Price for Common Shares that are subject to any Right shall in no circumstances be lower than the Market Price of the Common Shares at the date of the grant of the Right.

5.5                                 The total number of Common Shares to be granted to any Rights Holder under this Plan and any other Security Based Compensation Arrangement shall not exceed 5% of the issued and outstanding Common Shares (on a non-diluted basis) at the date of the grant of the Right.

5.6                                 The maximum number of Common Shares which may be reserved for issuance to Insiders under the Plan shall be 5% of the Common Shares outstanding at the time of the grant (on a non-diluted basis), less the aggregate number of Common Shares reserved for issuance to Insiders under any other Security Based Compensation Arrangement.

5.7                                 The maximum number of Common Shares which may be issued to Insiders under the Plan within a one year period shall be 5% of the Common Shares outstanding at the time of the issuance (on a non-diluted basis), excluding Common Shares issued under the Plan or any other Security Based Compensation Arrangement over the preceding one year period.  The maximum number of Common Shares which may be issued to any one Insider and such Insider’s associates under the Plan or any other Security Based Compensation Arrangement within a one year period shall be 5% of the Common Shares outstanding at the time of the issuance (on a non-diluted basis), excluding Common Shares issued to such Insider under the Plan or any other Security Based Compensation Arrangement over the preceding one year period.

5.8                                 Any entitlement to acquire Common Shares granted pursuant to the Plan or any other Security Based Compensation Arrangement prior to the Rights Holder becoming an Insider shall be excluded for the purposes of the limits set out in sections 5.6 and 5.7 above.

5.9                                 A Right is personal to the Rights Holder and is non-transferable and non-assignable.

6.                                      TERMINATION OF EMPLOYMENT

6.1                                 Subject to section 6.2 hereof and to any express resolution passed by the Board with respect to a Right, a Right, and all rights to purchase Common Shares pursuant thereto, shall expire and terminate immediately upon the Rights Holder ceasing to actively provide services to the Corporation in his or her capacity as an officer, employee, consultant or Service Provider of the Corporation, as the case may be.

6.2                                 If, before the Expiry Date of a Right in accordance with the terms thereof, the employment of the Rights Holder by the Corporation is terminated by either party for any reason whatsoever, including termination by reason of the death of the Rights Holder, but other than termination for cause or as a result of the voluntary resignation or retirement of the Rights Holder (provided that a termination of employment by the Rights Holder for “good reason” following a “change of control” of the Corporation in accordance with the terms of an employment agreement between the Rights Holder and the Corporation shall not constitute a voluntary resignation), such Right may, subject to the terms thereof and any other terms of the Plan, be exercised by the Rights Holder, or, if the Rights Holder is deceased, by the legal personal representative(s) of the estate of the Rights Holder, at any time within 90 days of the later of: (a) the date on which the Rights Holder received or provided notice of such termination, or (b) the date on which the Rights Holder last actively provides employment services to the Corporation, or within 90 days of the death of the Rights Holder, as applicable (but in any case prior to the Expiry Date of the Right in accordance with the terms thereof).  For the purposes of this Article 6, a consultant or Service Provider who is a Rights Holder shall be deemed to be an employee and the provisions of this section 6.2 shall apply mutadis mutandis to such consultant or Service Provider.

6.3                                 Rights shall not be affected by any change of employment of the Rights Holder or by the Rights Holder ceasing to be an employee, consultant or Service Provider where the Rights Holder otherwise continues to be employed on a full-time basis by, or continues to be a consultant or Service Provider of, the Corporation.

7.                                      EXERCISE OF RIGHTS

7.1                                 Subject to the provisions of the Plan, a Right may be exercised from time to time by delivery to the Corporation, at its head office, of a written notice of exercise addressed to the Corporate Secretary specifying the number of Common Shares with respect to which the Rights are being exercised and accompanied by payment in full of the Exercise Price of the Common Shares to be purchased.  Certificates or other evidence of ownership for such Common Shares shall be issued and delivered to the Rights Holder within a reasonable time following the receipt of such notice and payment.

Notwithstanding the above, the Corporation may implement such systems and procedures from time to time to facilitate the exercise of Rights pursuant to this Plan and shall provide Rights Holders with all necessary details regarding such systems and procedures to facilitate the exercise of Rights from time to time in accordance with their terms

7.2                                Notwithstanding any of the provisions contained in the Plan or in any Right, the Corporation’s obligation to issue Common Shares to a Rights Holder pursuant to the exercise of a Right shall be subject to:

(a)                                  completion of such registration or other qualification of such Common Shares or obtaining approval of such governmental authority as the Board shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)                                 the listing of such Common Shares on the Exchange; and

(c)                                  the receipt from the Rights Holder of such representations, agreements and undertakings, including as to future dealings in such Common Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In connection with the foregoing, the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on an exchange.

8.                                      CHANGE OF CONTROL AND CERTAIN ADJUSTMENTS

8.1                                 If, during the term of the Right, the Corporation shall complete any merger, amalgamation, arrangement, business combination, sale of all or substantially all of its assets and undertaking or any similar transaction (any of the foregoing referred to as a “Transaction”), and as a result of such Transaction the holders of Common Shares receive securities of another issuer as an effective substitution for the Common Shares, the Corporation will make provision that, upon the exercise of any Right during its unexpired period after the effective date of such Transaction, the Rights Holder shall receive such number of securities of the other, continuing or successor issuer in such Transaction as he or she would have received as a result of such Transaction if the Rights Holder had purchased Common Shares immediately prior thereto for the same consideration paid on the exercise of the Right and had held such Common Shares on the effective date of such Transaction.  Upon such provision being made, the obligation of the Corporation to the Rights Holder in respect of the Common Shares then remaining subject to this Right shall terminate and be at an end.

8.2                                 Notwithstanding the provisions of sections 3.2(h) and 7.1, if, during the term of this Right, a take-over bid (as defined in the Securities Act (Alberta)) which is not exempt from the take-over bid requirements of the Securities Act (Alberta) shall be made for the Common Shares, the Rights Holder shall have the right to immediately exercise the Right to purchase all of the Common Shares subject to such Right which have not previously been purchased under the Right (whether vested at such time or not), but such Common Shares may only be purchased for tender pursuant to such take-over bid.  If for any reason such Common Shares are not so tendered or, if tendered, are not, for any reason, taken up and paid for by the offeror pursuant to the take-over bid, any such Common Shares so purchased by the Rights Holder shall be and shall be deemed to be cancelled and returned to the Corporation, shall be added back to the number of Common Shares, if any, remaining unexercised under the Right and upon presentation to the Corporation of share certificates representing such Common Shares properly endorsed for transfer back to the Corporation, the Corporation shall refund to the Rights Holder all consideration paid by him in the initial purchase thereof.

8.3                                 Appropriate adjustments as regards Rights granted or to be granted, in the number of Common Shares optioned and in the Exercise Price, shall be made by the Board to give effect to adjustments in the number of Common Shares resulting from subdivisions, consolidations or reclassifications of the Common Shares, or other relevant changes in the Corporation.  The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to approval by the shareholders of the Corporation and to acceptance by the Exchange, respectively, if applicable.

9.                                      INCENTIVE REDUCTIONS IN EXERCISE PRICE

9.1                                 The Exercise Price may be adjusted downwards from the Original Exercise Price on a cumulative basis from time to time by the amount of the Excess Dividends, at the election of the Rights Holder, by notice to the Corporation at the time of exercise of the Right. The Corporation will give notice within 30 days of the end of each calendar year to each Rights Holder as to any adjustments to the Exercise Price pursuant to this section 9.1 which have occurred as a result of this section 9.1.

10.                               AMENDMENT OR DISCONTINUANCE OF PLAN

10.1                           Subject to sections 10.2 and 10.3, the Board may, at any time and from time to time, without the approval of the holders of Common Shares and other voting securities of the Corporation, suspend, discontinue or amend the Plan or a Right.

10.2                           Notwithstanding section 10.1, the Board may not, without the approval of the holders of a majority of Common Shares and other voting securities of the Corporation present and voting in person or by proxy at a meeting of shareholders of the Corporation, amend the Plan or a Right to:

(a)                                  increase the number of Common Shares, or the percentage of the issued and outstanding Common Shares, issuable pursuant to the Plan;

(b)                                 other than as provided for in the Exercise Price adjustment mechanisms contained in section 9.1, make any amendment that would reduce the Exercise Price of an outstanding Right (including a cancellation and reissue of a Right that constitutes a reduction of the Exercise Price), or to make any amendment to the Exercise Price adjustment mechanisms contained in section 9.1;

(c)                                  extend the Expiry Date of any Right granted under the Plan beyond the Expiry Date of the Right determined at the date of grant in accordance with the Plan, except as provided for in section 5.2 with respect to an Expiry Date that occurs during a Blackout Period;

(d)                                 expanding the categories of individuals contained in the definition of “Eligible Person” who are eligible to participate in the Plan; or

(e)                                  amend section 5.9 of the Plan to permit the transfer or assignment of Rights, except to permit a transfer to a family member, an entity controlled by the holder of the Rights or a family member, a charity or for estate planning or estate settlement purposes, unless the change to the Plan or a Right results from the application of section 8.

10.3                           Unless a Rights Holder otherwise agrees, the Board may not suspend, discontinue or amend the Plan or amend any outstanding Right in a manner that would alter or impair any Right previously granted to a Rights Holder under the Plan, and any such suspension, discontinuance or amendment of the Plan or amendment to a Right shall apply only in respect of Rights granted on or after the date of such suspension, discontinuance or amendment. No suspension, discontinuance or amendment of the Plan or amendment of a Right may contravene the requirements of the Exchange or any securities commission or regulatory body to which the Plan, the Right or the Corporation is now or may hereafter be subject.

11.                               ACCOUNTS AND STATEMENTS

11.1                           The Corporation shall maintain records of the details of each Right granted to each Rights Holder under the Plan and all adjustments made to the Exercise Price pursuant to section 9.1.  Upon request therefor from a Rights Holder and at such other times as the Corporation shall determine, the Corporation shall furnish the Rights Holder with a statement setting forth details of his Rights.  Such statement shall be deemed to have been accepted by the Rights Holder as correct unless written notice to the contrary is given to the Corporation within 10 days after such statement is given to the Rights Holder.

12.                               NOTICES

12.1                           Any payment, notice, statement, certificate or other instrument required or permitted to be given to a Rights Holder or any person claiming or deriving any rights through him shall be given by:

(a)                                  delivering it personally to the Rights Holder or the person claiming or deriving rights to him, as the case may be; or

(b)                                 mailing it, postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Rights Holder in the Corporation’s personnel records.

12.2                           Any payment, notice, statement, certificate or instrument required or permitted to be given to the Corporation shall be given by mailing it, postage prepaid (provided that the postal service is then in operation) or delivering it to the Corporation at the following address:

Enerplus Corporation

3000 The Dome Tower

333 - 7th Avenue S.W.

Calgary, Alberta T2P 2Z1

Attention: Vice President, Corporate Services

Facsimile: (403) 298-8872

12.3                           Any payment, notice, statement, certificate or instrument referred to in sections 12.1 or 12.2, if delivered, shall be deemed to have been given or delivered, on the date on which it was delivered or, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second business day following the date on which it was mailed.

13.                               SHAREHOLDER AND REGULATORY APPROVAL

13.1                           The Plan (and any amendments thereto as required under Article 10) shall be subject to such future approvals of the shareholders of the Corporation and the Exchange as may be required under the terms of the Plan or by the Exchange from time to time.  Any Rights granted on terms requiring such approval shall be conditional upon such approval being given and no such Rights may be exercised until such approval is given.

14.                               MISCELLANEOUS

14.1                           The holder of a Right shall not have any rights as a shareholder of the Corporation with respect to any of the Common Shares covered by such Right until such holder shall have exercised such Right in accordance with the terms of the Plan and the issuance of the Common Shares by the Corporation.

14.2                           Nothing in the Plan or any Right shall confer upon any Rights Holder any right to continue in the employ of the Corporation or affect in any way the right of the Corporation to terminate his or her employment at any time; nor shall anything in the Plan or any Right be deemed or construed to constitute an agreement, or any expression of intent, on the part of the Corporation to extend the employment of any Rights Holder beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any present or future retirement policy of the Corporation, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment of the Corporation.

14.3                           To the extent required by law or regulatory policy or necessary to allow Common Shares issued on exercise of a Right to be free of resale restrictions, the Corporation shall report the grant, exercise or termination of the Right to the Exchange and the appropriate securities regulatory authorities.

14.4                           Notwithstanding anything else in this Plan, any issuance of Common Shares or exercise of Rights pursuant to the Plan shall be subject to and paid after deduction of any withholdings or deductions required by law in such manner as may be determined by the Corporation.  For greater certainty, prior to issuing and delivering Common Shares to a Rights Holder exercising a Right pursuant to section 7.1, the Corporation may require the Rights Holder to deliver payment of an amount determined by the Corporation as security for any tax withholding or remittance obligations of the Rights Holder or the Corporation arising under applicable law, which payment may be waived by the Corporation if another arrangement acceptable to the Corporation to secure the payment of such obligations has been entered into by the parties.

14.5                           This Plan shall be construed and interpreted in accordance with the laws of Alberta.

14.6                           If any provision of this Plan is determined to be void, the remaining provisions shall be binding as though the void parts were deleted.

Special Appendix

to

RIGHTS INCENTIVE PLAN

Special Provisions Applicable to Rights Holders Subject to taxation under the United States Internal Revenue Code

This special appendix sets forth special provisions of the Plan that apply to Rights Holders subject to taxation under the United States Internal Revenue Code of 1986, as amended.

1.                                      Definitions

For purposes of this Special Appendix:

1.1.                              “Code” means the United States Internal Revenue Code of 1986, as amended.

1.2.                              “Section 409A” means section 409A of the Code and any applicable regulatory guidance issued thereunder.

1.3.                              “US Rights Holder” means a Rights Holder whose compensation from the Corporation is subject to taxation under the Code.

2.                                      Compliance with Section 409A

2.1.                              In General.  Notwithstanding any provision of the Plan to the contrary, it is intended that with respect to any US Rights Holder, such US Rights Holder’s participation in the Plan shall be in a manner which does not subject the US Rights Holder’s interests in the Plan to accelerated or additional tax under Section 409A.  If any grant to a US Rights Holder or exercise, dividend or distribution hereunder could cause the application of accelerated or additional tax under Section 409A, such grant, exercise, dividend or distribution shall be deferred if and to the extent deferral will make such grant, exercise, dividend or distribution compliant with Section 409A; otherwise such grant, exercise, dividend or distribution shall be restructured, to the extent possible, in a manner determined by the Board that does not cause such an accelerated or additional tax.

2.2.                              Preservation of Original Exercise Price.  Notwithstanding anything in the Plan to the contrary, the Exercise Price of Rights issued to a US Rights Holder shall in no event be decreased below the Original Exercise Price by operation of Section 9 of the Plan.

2.3                                Modification of Rights.  Notwithstanding any provision of the Plan to the contrary and with respect to any US Rights Holder, no Right may be extended beyond the Blackout Expiry Date.

3.                                      Amendment of Appendix

3.1                                 The Board shall retain the power and authority to amend or modify this Appendix to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A.  Such amendments may be made without shareholder approval or the approval of any individual Rights Holder.